                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                            (Amendment No. 1)*

                               Centrus Energy Corp.
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                                (Name of Issuer)

                              Class A Common Stock
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                         (Title of Class of Securities)

                                   15643U104
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                                 (CUSIP Number)

  Chad Cook, 6901 Rockledge Drive, Suite 800, Bethesda, MD 20817, 213-943-1740
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                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                December 31, 2020
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             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
|X|  Rule 13d-1(b)
|_|  Rule 13d-1(c)
|_|  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).


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CUSIP No. 15643U104                   13G                      Page 2 of 3 Pages

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     1.   Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only)

          Old West Investment Management, LLC
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     2.   Check the Appropriate Box If a Member of a Group
          (See Instructions)
          (a)  |_|
          (b)  |_|
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     3.   SEC Use Only

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     4.   Citizenship or Place of Organization

          Delaware
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                   5.   SOLE VOTING POWER

                        854,279
                   -------------------------------------------------------------
                   6.   SHARED VOTING POWER
   NUMBER OF
     SHARES             0
  BENEFICIALLY     -------------------------------------------------------------
 OWNED BY EACH     7.   SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH           854,279
                   -------------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER

                        0
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     9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          854,279
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     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)  |_|
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     11.  Percent of Class Represented by Amount in Row (9)

          7.55%
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     12.  Type of Reporting Person (See Instructions)

          IA
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

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CUSIP No. 15643U104                   13G                      Page 3 of 3 Pages

Item 1.

     (a) Name of Issuer:
         Centrus Energy Corp.

     (b) Address of Issuer's Principal Executive Offices:
         6901 Rockledge Drive, Suite 800, Bethesda, MD 20817

Item 2.

     (a) Name of Person Filing:
         Old West Investment Management, LLC.

     (b) Address of the Principal Office or, if none, residence:
         601 S. Figueroa Street, Suite 1975, Los Angeles, CA 90017

     (c) Citizenship:
         Delaware

     (d) Title of Class of Securities:
         Common

     (e) CUSIP Number:
         15643U104

Item 3.  If this statement is filed pursuant to SS.240.13d-1(b) or 240.13d-2(b)
or (c), check whether the person filing is a:

     (a) |_| Broker or dealer registered under section 15 of the Act
             (15 U.S.C. 78o).

     (b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) |_| Insurance company as defined in section 3(a)(19) of the Act
             (15 U.S.C. 78c).

     (d) |_| Investment company registered under section 8 of the Investment
             Company Act of 1940 (15 U.S.C 80a-8).

     (e) |X| An investment adviser in accordance with S.240.13d-1(b)(1)(ii)(E);

     (f) |_| An employee benefit plan or endowment fund in accordance with
             S.240.13d-1(b)(1)(ii)(F);

     (g) |_| A parent holding company or control person in accordance with
             S. 240.13d-1(b)(1)(ii)(G);

     (h) |_| A savings associations as defined in Section 3(b) of the Federal
             Deposit Insurance Act (12 U.S.C. 1813);

     (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of
             1940 (15 U.S.C. 80a-3);

     (j) |_| Group, in accordance with S.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:  854,279

     (b)  Percent of class:  7.55%

     (c)  Number of shares as to which the person has:

             (i) Sole power to vote or to direct the vote  854,279

            (ii) Shared power to vote or to direct the vote  0

           (iii) Sole power to dispose or to direct the disposition
                 of  854,279

          (iiii) Shared power to dispose or to direct the disposition of  0

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five
percent of the class of securities, check the following |_|.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Item 7. Identification and Classification of the Subsidiary Which Acquired the
Security Being Reported on By the Parent Holding Company or Control Person.

Item 8. Identification and Classification of Members of the Group

Item 9. Notice of Dissolution of Group

Item 10. Certification

     (a)  The following certification shall be included if the statement is filed pursuant to S.240.13d-1(b):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     (b)  The following certification shall be included if the statement is filed pursuant to S.240.13d-1(c):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     02/16/2021
                                    -------------------------------------------
                                                        Date

                                                   /s/ Chad W. Cook
                                    -------------------------------------------
                                                     Signature

                                                     Chief Compliance Officer
                                    -------------------------------------------
                                                     Name/Title